EXHIBIT 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.323.0233

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer

800.225.0135 • 214.528.5588

HALLWOOD GROUP REPORTS RESULTS FOR THE

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2012

Dallas, Texas, November 13, 2012 — The Hallwood Group Incorporated (NYSE MKT-HWG) today reported results for the third quarter and nine months ended September 30, 2012.

For the 2012 third quarter, the Company had a net loss of $1.1 million, or $(0.70) per share, compared to net income of $350,000, or $0.23 per share, in 2011, on revenue of $27.1 million and $37.6 million, respectively. For the nine months ended September 30, 2012, the net loss was $11.8 million, or $(7.76) per share, compared to a net loss of $4.2 million, or $(2.74) per share, in 2011 on revenue of $100.2 million and $101.1 million, respectively.

Following is a comparison of results for the 2012 and 2011 periods:

Operating Income (Loss). The operating income (loss) for the 2012 and 2011 third quarter was $(1.4) million and $652,000, respectively. For the 2012 and 2011 nine month periods ended September 30, operating income (loss) was $(17.7) million and $(6.2) million, respectively.

Brookwood’s textile products sales of $27.1 million decreased by $10.5 million, or 27.9%, in the 2012 third quarter, compared to $37.6 million in 2011. Sales for the 2012 nine month period of $100.2 million decreased by $910,000, or 0.9%, compared to $101.1 million in 2011. The decreases in 2012 were principally due to a decrease in sales of specialty fabric to U.S. military contractors as a result of decreases in orders from the military to Brookwood’s customers, as well as by reduced sales in its other market segments. Military sales accounted for $12.9 million and $54.2 million in the 2012 third quarter and nine month periods, compared to $21.8 million and $52.2 million in 2011, respectively. The military sales represented 47.6% and 57.9% of Brookwood’s net sales in the 2012 and 2011 third quarters, respectively, and 54.0% and 51.6% in the 2012 and 2011 nine month periods, respectively. Military sales have historically been cyclical in nature. Costs and expenses incurred by Brookwood in its successful defense of the Nextec litigation were $163,000 and $3,572,000 for the 2012 third quarter and nine month periods and $1,464,000 and $2,308,000 for the 2011 third quarter and nine month periods, respectively. On June 1, 2012, the Court ruled from the bench that, while Nextec’s patents were valid, Brookwood had not infringed any of the patents in the lawsuit. Nextec has since filed a notice of appeal to the United States Court of Appeals for the Federal Circuit; Brookwood subsequently filed a notice of cross-appeal.

As previously disclosed, the 2012 first quarter results included an additional charge of $13.2 million as a result of the decision issued by the United States District Court on April 24, 2012 in which it entered a final judgment (the “Judgment”) substantially adopting the proposed findings that the Bankruptcy Court issued in July 2011 in the Adversary Proceeding. The Company satisfied the Judgment, including prejudgment and postjudgment interest, in two payments; $3,774,000 on May 4, 2012 and $17,947,000 on May 9, 2012. In addition, the Company will be required to pay certain court costs and attorneys’ fees incurred by the plaintiffs. The parties settled the amount of court costs for approximately $101,000, which was paid in August 2012. While the Company will be required to pay some additional amount of money to the plaintiffs as compensation for their attorney fees related to the breach of contract claim they prosecuted against the Company, the amount and timing of that payment are currently unresolved and will be determined by the court. In addition, the Company is in the process of appealing to the Fifth Circuit Court of Appeals the portions of the Judgment awarding a combined $17,947,000 on the plaintiffs’ tort claims. On September 13, 2012, the Company filed its appellate brief in the Fifth Circuit. It is difficult to determine or even approximate when the Fifth Circuit will rule on the Company’s appeal, but it will likely be several months, if not longer.

Other Income (Loss). Other income (loss) consists of interest expense, and interest and other income. For the 2012 and 2011 third quarters, other income (loss) was $(178,000) and $(20,000), respectively. For the nine months ended September 30, 2012 and 2011, other income (loss) was $(313,000) and $(39,000), respectively. The interest expense component relates to Brookwood’s revolving credit facilities and Hallwood Group’s loan with Hallwood Family (BVI), L.P, which was entered into in May 2012.

Income Tax Expense (Benefit). For the 2012 third quarter, the income tax benefit was $541,000, which included a $40,000 current federal tax benefit, a $500,000 noncash deferred federal tax benefit, and a state tax benefit of $1,000. For the 2011 third quarter , the income tax expense was $282,000, which included a current federal tax expense of $208,000, a noncash deferred federal tax benefit of $13,000, and state tax expense of $87,000.

For the nine months ended September 30, 2012, the income tax benefit was $6.1 million, which included a current federal tax benefit of $48,000, a noncash $6.1 million deferred federal tax benefit, and a state tax benefit of $12,000. For the nine months ended September 30, 2011, the income tax benefit was $2.0 million, which included a current federal tax expense of $398,000, a noncash deferred federal tax benefit of $2.6 million, and state tax expense of $207,000.

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The following table sets forth selected financial information for the three months and nine months ended September 30, 2012 and 2011.

THE HALLWOOD GROUP INCORPORATED

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$27,146	$37,649	$100,207	$101,117

Operating income (loss)	$(1,426)	$652	$(17,651)	$(6,167)
Other income (loss)	(178)	(20)	(313)	(39)

Income (loss) before income taxes	(1,604)	632	(17,964)	(6,206)
Income tax expense (benefit)	(541)	282	(6,126)	(2,033)

Net income (loss)	$(1,063)	$350	$(11,838)	$(4,173)

PER COMMON SHARE:
BASIC
Net income (loss)	$(0.70)	$0.23	$(7.76)	$(2.74)

Weighted average shares outstanding	1,525	1,525	1,525	1,525

DILUTED
Net income (loss)	$(0.70)	$0.23	$(7.76)	$(2.74)

Weighted average shares outstanding	1,525	1,525	1,525	1,525

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.

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